Exhibit 10.63.1

                             1999
                            BCBSMo
                          Management
                          Incentive
                             Plan




                  Executive Vice President
                        Ed Tenholder







            The BCBSMo Management Incentive Plan

                         Eligibility

The 1999 BCBSMo Management Incentive Plan (MIP) is a short-term incentive program designed to reward the key management team for the achievement of financial and individual goals. This booklet contains specific incentive plan guidelines designed exclusively for the Executive Vice President of BCBSMo.



 BCBSMo reserves the right to update, modify or repeal this
  program, permanently or temporarily, if it is in the best interest of the company to do so. The description of this program contained in this booklet should not be construed to imply that it is an employment contract for any period of
                            time.



                 Overall Program Description


The key element in determining your MIP incentive opportunity is overall corporate financial performance as measured by BCBSMo's 1999 net income. Your incentive opportunity is based on BCBSMo's accomplishment of specific and previously determined net income goals. An incentive pool will be created as long as BCBSMo meets a threshold level of net income shown on page 2. As net income rises above this threshold, so will your incentive opportunity.

For 1999, your target incentive is 43% of your base salary.
This target percentage is aligned with BCBSMo's target net income objective as shown in the incentive pool table on the following page.




                       Incentive Pool

The key element in determining the size of your incentive pool is the overall corporate financial performance as measured by the company's 1999 net income. Your maximum incentive payment will be determined by the company's financial performance according to the incentive pool chart below. The actual amount paid will ultimately depend on the accomplishment of the corporate financial goal and individual goals.

There will be no incentive payment for performance below the threshold level.

The incentive pool size is expressed as a percentage of your base salary as of December 31, 1999.


                   Incentive Pool Funding


                      Threshold     Target      Maximum

Net Income:*           $           $            $
                       million     million      million

Pool Size as a % of
base salary:              14%         43%          66%

 *Net Income (after taxes) excluding one-time charges, such as expenses associated with the settlement with the State.

Note: Performance results for the pool will be interpolated.


             Corporate and Individual Incentives

Corporate Financial Incentive - 75% of your incentive payment is based solely on the accomplishment of the corporate financial goal, i.e., you receive 75% of the incentive payment as shown in the incentive pool table on page 2.

Individual Incentive - Additionally, 25% of your incentive payment is based on the accomplishment of individual goals. The corporate financial goal result will determine the incentive pool available for individual goal accomplishment. The corporate financial goal threshold must be met before any payout for individual goals will occur.

Your individual goals will be specific and/or unique discretionary goals that will be tied to and support the overall corporate goals. These goals may be individual or team goals that focus on key projects, productivity, quality, process improvement, or organizational effectiveness, to which all participants contribute. All discretionary goals must be approved by the President/CEO and the Compensation Committee of the Board.

Achievement of all individual goal targets will result in a payout equal to 100% of your potential payout for individual goals. (The potential payout is based on the available pool created by corporate financial performance.) The maximum payout for individual goal performance, 150% of your potential payout for individual goals, may be achieved based on exceptional performance against individual goals.

Minimum Incentive Payout -- There is no minimum incentive for 1999.

                Administration of the Program

Year-end corporate financial results for 1999 are expected to be available by March 2000. Once known, your performance results as measured against your individual discretionary goals should be forwarded to the President/CEO and the Compensation Committee of the Board for approval. After receiving all necessary information, Human Resources will calculate the incentive payments with payout expected to occur in March 2000, following acceptance and approval by the Board of Directors or their designee.

Incentives for those who are promoted into a management position, move from one management level to another, or move out of a management position and into another position within the company, will be prorated according to the number of full months spent in the eligible position(s).
Incentives for those newly hired into positions eligible for the MIP will be calculated using the participant's hire date.
          Administration of the Program (continued)

The size of the financial and individual performance components is expressed as a percentage of your base salary as of December 31, 1999. If the participant moves into or out of an eligible position, or moves from one MIP level to another, (ex. Vice President to Senior Vice President), the incentive pool will be based on the participant's base salary for the time spent in that position or at that level. The actual amount paid will ultimately depend on the accomplishment of financial and individual goals.

If an eligible participant receives a performance rating of DNM (Does Not Meet Standards) at his or her annual performance review, he or she will become ineligible to receive an incentive payment for that year.

A participant whose employment is terminated for any reason prior to March 15, 2000 will be ineligible to receive a payment under this plan. The only exceptions relate to death or disability while employed. In these cases, the incentive payment will be prorated according to the number of full months the participant spent in the position(s). In the case of death, payment will be made to the participant's beneficiary, as specified in the company provided life insurance policy.